Free Writing Prospectus
Filed Pursuant to Rule 433
Dated February 5, 2019
Registration Statement Nos. 333-228027 and 333-228027-01

*Pxd Details* $1.212bln+ Toyota Auto Receivables (TAOT) 2019-A
Joint Leads: MUFG (str), SMBC, SocGen Co-Managers: BMO, Fifth Third, Loop
		PrinAmt	Offered		WAL	Exp	Legal
Cls	($mm)	Amt($mm)	M/S	(yrs)	Final	Final	Bench	Spread	Yld	Cpn	Price
A2A	393.00	373.35	Aaa/AAA	1.01	8/20	10/21	EDSF	15bps	2.856%	2.83%	99.99092
A2B	195.00	185.25	Aaa/AAA	1.01	8/20	10/21	1mL	16bps	-	1ML+16	100.00000
A3	590.50	560.97	Aaa/AAA	2.30	6/22	7/23	IntS	28bps	2.936%	2.91%	99.98178
A4	97.75	92.86	Aaa/AAA	3.55	10/22	5/24	IntS	41bps	3.020%	3.00%	99.99604

- Transaction Details -
Expected Settle : February 13, 2019 First Payment Date : March 15, 2019 Expected Ratings : Moody's/S&P
Ticker : TAOT 2019-A
Registration : SEC Registered
Min Denominations : $1k by $1k
Pricing Speed : 1.30% ABS to 5% Clean-up Call ERISA Eligible : Yes
EU RR Compliant : No
B&D : MUFG

- Attachments/Materials -
Preliminary Prospectus, FWP and CDI File (attached)
Intex Deal Name: mittaot19_a Passcode: 6XVB

- CUSIPS -
A2A :89239A AB9 A2B :89239A AC7 A3 :89239A AD5 A4 :89239A AE3
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